Confidential Agreement

Party A: Benefactum Alliance Business Consultant(Beijing) Co., Ltd

Address:

Contact Person: Yang Lei

Email: yanglei@huiyingdai.com

Party B: Jilin Longsheng Pawn Co., Ltd.

Address:

Contact Person:

Email:

Whereas:

Party A and Party B plan to have business cooperation. In the process of cooperation, both Party A and Party may come into contact with the other party’s confidential information. Therefore, under this agreement, the party providing confidential information is regarded as the “Information Disclosing Party”, and the other party is regarded as the “Information Receiving Party”. Among them, the confidential information (hereinafter referred to as “Confidential Information”) refers to the verbal, written or other forms of any business process, data, documents and other similar documents (including trade, technology, science, operation, management, finance, market, business, intellectual property rights and all the other information not publicly known or other sensitive information) acquired through nonpublic channel provided by the information disclosing party to the information receiving party related to the operation and business of the information disclosing party or its affiliates, including but not limited to:

1) Business strategy, business direction, management planning, business project and management decision that the company has not yet implemented;

2) The customer data and business terms in each business contract obtained by the company;

3) Various information controlled by the company that has not entered into the market or has not yet been made public;

4) The business processes and patterns of different divisions of the company and the core content of various businesses;

5) All the submitted and reported financing parties names, addresses, contact information, costs of both parties and other confidential business information in the financing business prior to, during and after the completion of the cooperation;

6) Other commercial secrets in accordance with the provisions of law.

Now, therefore, both parties make the following commitment in view of the confidential information that either party may learn from the other party in the process of communication:

1. The information receiving party shall keep the confidential information of the information disclosing Party A a s absolutely confidential, and shall take all reasonable and necessary measures (including but not limited to the measures prescribed by this confidentiality agreement) to keep it confidential.

2. The Information receiving party shall use the confidential information only for the purpose that both parties agreed to after negotiation as specified in the cooperation agreement and not for other purposes.

3. Except for the situation allowed by the confidentiality agreement, the information receiving party shall not disclose the confidential information to any other individual or organizations.

4. The information receiving party shall be responsible for any behavior that violates the confidentiality obligation by its branches, subsidiaries, affiliates, partners, customers, employees or directors, consultants or adviser units.

5. The information disclosing behavior of the information receiving party is permitted under the following circumstances:

1) Disclosure that is permitted by the laws and regulations and has obtained the prior written consent of the information disclosing party;

2) Disclosure that is required by the relevant laws and regulations of the People’s Republic of China (hereinafter referred to as “China”) and the rules of the industry;

3) Disclosure that is made in accordance with the requirements of the authoritative institutions of China (including but not limited to, state security organ, public security organ, inspection office, court, arbitration institution, supervision and regulation institution and other judicial and administrative organs).

6. This confidentiality clause does not apply to the following confidential information:

1) Confidential information that is entered into the public domain through appropriate channel.

2) Confidential information obtained from other sources not subject to the limitation of disclosure;

3) Information that has been learned before the signing of this confidentiality agreement;

7. The information receiving party shall comply with the specified time limit of the information disclosing party, to return the confidential information and documents delivered by the information disclosing party to the information disclosing party, or destroy the confidential information and documents in accordance with the requirements of the information disclosing party.

8. If the information receiving party is in violation of the above commitments, it shall compensate for all direct and indirect losses thus incurred to the information disclosing party, including but not limited to attorney’s fees.

9. All of the notices under this confidentiality agreement shall be sent in written form (including electronic data form). Unless otherwise agreed, the address first set out in the confidentiality agreement shall be the communication and contact address. For the purpose of this agreement once any party sends notice, requests or other correspondence to the other party to the first recorded or changed address set out in this agreement it shall be deemed as having been delivered to the other party. Either party shall have the obligation to provide the updated information within three days after the change to the other party, including but not limited to: business address, contact person, contact number, E-mail and other information. If any party does not provide the aforementioned changed information thus causing to the other party losses and expenses, it shall be borne by the breaching party.

10. All aspects of this confidentiality agreement shall be construed and governed by the laws of China. Any dispute or controversy caused by or in connection with this confidentiality agreement (including the existence, validity or termination, or the consequences of invalidation, etc. regarding to this confidentiality agreement) shall be settled through negotiation by both parties. If it cannot be solved after negotiation, it shall be submitted to the people’s court with jurisdiction at the domicile of Party A (namely, the contact address first set out in the confidentiality agreement) for legal proceedings.

11. This confidentiality agreement shall take effect at the signing and official sealing of the authorized representatives of both parties (hereinafter referred to as the “Date of Signing”), and shall be permanently effective at the date of signing.

Definitions:

1. “Affiliate” refers to the natural persons, legal persons and other economic organizations, etc. that are controlled by either party of this agreement or under the joint control with other third parties. “Control” refers to have more than 50% of the majority ownership of the company or have significant influence on the resolution of the shareholders’ meeting as per the sufficient proportion of the shareholding, and have the decision making right and control right to the finance and operation of the company.

(No Text Below)

Party A: Benefactum Alliance Business Consultant(Beijing) Co., Ltd

Party B: Jilin Longsheng Pawn Co., Ltd.

Authorized Representative:	Authorized Representative:

Date: Nov 26, 2015	Date: Nov 26, 2015